Exhibit 3.1

ARTICLES OF Amendment

OF

OXFORD SQUARE CAPITAL CORP.

Oxford Square Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its Articles of Incorporation, dated July 21, 2003, as amended by the Articles of Amendment, dated December 3, 2007, March 16, 2018 and March 19, 2018 (collectively, the “Charter”), as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Section 6.1 in its entirety and substituting in lieu thereof a new Section 6.1 which reads as follows:

Section 6.1 Authorized Shares.  The Corporation has authority to issue 300,000,000 shares of stock initially consisting of 300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $3,000,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by stockholders.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was 100,000,000, which shares were of a class denominated Common Stock, $0.01 par value per share. The aggregate par value of all shares of all classes immediately before the amendment to the Charter as set forth above was $1,000,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue immediately after the amendment to the Charter as set forth above is 300,000,000 which shares are of a class denominated Common Stock, $0.01 par value per share. The aggregate par value of all shares of all classes immediately after the amendment to the Charter as set forth above is $3,000,000.

SIXTH: The amendment to the Charter did not change any of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any of the Corporation’s stock.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Operating Officer and attested by its Secretary on May 8, 2026.

OXFORD SQUARE CAPITAL CORP.

Attest:	/s/ Bruce L. Rubin	By:	/s/ Saul B. Rosenthal
Name:	Bruce L. Rubin	Name:	Saul B. Rosenthal
Title:	Secretary	Title:	Chief Operating Officer and President

THE UNDERSIGNED, Saul B. Rosenthal, President and Chief Operating Officer of Oxford Square Capital Corp. who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	Chief Operating Officer and President